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                                  September 22, 1997



Dr. Gilbert F. Amelio
Apple Computer, Inc.
1 Infinite Loop
Cupertino, California  95014

                                RESIGNATION AGREEMENT

Dear Dr. Amelio:

    This will reflect our agreement concerning your resignation as a director, officer and employee of Apple Computer, Inc. (the "Company") and each of its direct and indirect subsidiaries (collectively with the Company, the "Companies"), in accordance with the terms and conditions set forth below.

    1. RESIGNATION. By signing this Resignation Agreement, you (i) hereby confirm your resignation as a director and officer of each of the Companies, effective as of July 8, 1997 (the "Director and Officer Resignation Date") and
(ii) hereby agree that the date of your resignation as an employee of each of the Companies shall be September 27, 1997 (the "Employee Resignation Date").

    2. TERMINATION OF PRIOR AGREEMENTS AND UNDERSTANDINGS. As of the date of this Resignation Agreement first set forth above (the "Effective Date"), this Resignation Agreement supersedes and replaces any written or oral agreements or understandings between you and any of the Companies, and any of their respective officers, directors, shareholders, employees, agents and affiliates, including, without limitation, the Employment Agreement between you and the Company dated February 28, 1996, as amended May 1, 1997 (the "Employment Agreement"), and each such agreement or understanding (including, without limitation, the Employment Agreement) is hereby void and of no further force and effect.

    3. INTERIM PERIOD. During the period beginning on the Director and Officer Resignation Date and ending on the Employee Resignation Date (the "Interim Period"), you will continue to be eligible to receive your base salary (at the annual rate in effect immediately prior to the Effective Date) and to participate in the Company's Employee Stock Purchase Plan and all pension and welfare plans (including but not limited to the 401(k) Plan) in accordance with the terms and provisions applicable to you immediately prior to the Director and Officer Resignation Date, and you agree to take all accrued unused vacation. During the period through August 15, 1997, you were entitled to office space from the Company. You shall be entitled to secretarial support from the Company until the Employee Resignation Date. Except as otherwise expressly provided herein, you shall cease, as of the Director and Officer Resignation Date, to be eligible to receive any annual or long-term incentive compensation and benefits from any of the Companies with respect to periods prior to, on or following the Director and Officer Resignation Date.

    4. PAYMENTS AND BENEFITS IN CONNECTION WITH YOUR RESIGNATION. Subject to Sections 6, 9 and 10 below, the Company agrees to pay or to provide you with the compensation and benefits described below in connection with your resignation of employment:

         (a) As soon as reasonably practicable following the date which is the later of (i) the Expiration of the Revocation Period (as such phrase is defined in Section 10 below) (but in no event later than thirty (30) days following the expiration of such period) or (ii) the perfection of the security interest for the Loan as described in Section 4(g) (but in no event later than thirty (30) days following the expiration of such period), the Company will make a one-time lump sum cash payment to you of Six Million Seven Hundred Thirty-One Thousand Eight Hundred Seventy Dollars and Ninety-Six Cents ($6,731,870.96), less applicable withholding taxes. The Company will deduct from this payment the sum of One Million Five Hundred Thousand Dollars ($1,500,000) as a partial repayment of the


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balance of the Loan (as defined in Section 4(g) below) as of the date on which such payment is made to you; the amount will be applied first to accrued interest on the Loan as of such date, and the balance of said amount shall be applied to the then remaining principal balance on the Loan.

         (b)  As soon as practicable following  the date which is the later of
(i) the Expiration of the Revocation Period (but in no event later than thirty
(30) days following the expiration of such period) or (ii) the perfection of the security interest for the Loan as described in Section 4(g) (but in no event later than thirty (30) days following the expiration of such period), you shall receive an additional payment from the Company in the amount of One Million Dollars ($1,000,000), less applicable withholding taxes, representing the Component B Bonus (as defined in the Employment Agreement) for the fiscal year of the Company ending September 27, 1997 (the "1997 Fiscal Year").

         (c) You acknowledge that, as of the Director and Officer Resignation Date, you were a participant in the Company's Senior Officers Restricted Share Plan (the "SORP"). You shall be eligible for an award of performance shares under the SORP for the 1997 Fiscal Year, subject to the Company achieving the applicable performance goals and targets established for that year. A copy of said goals and targets is attached hereto as EXHIBIT A. The actual number of performance shares and cash amount, if any, awarded to you for the 1997 Fiscal Year will be determined by the Compensation Committee based upon the goals and targets for that year, and the percentage of your target award paid to you will be the same percentage paid to other senior officers of the Company who were participants in the SORP for the entire 1997 Fiscal Year. The performance shares and cash amounts, if any, payable to you under the SORP for the 1997 Fiscal Year shall be payable to you at the same time as payments are made to other SORP participants. Except as provided in this Section 4(c), no other amounts shall be payable to you under the SORP.

         (d) On the Employee Resignation Date, the Company will pay you any accrued but unpaid salary you have earned through such date.

         (e) During the Benefit Continuation Period (as hereinafter defined), you and your eligible dependents shall continue to be eligible to participate in the medical, dental and health insurance plans applicable to you immediately prior to the Employee Resignation Date on the same terms and conditions in effect for you and your dependents immediately prior to the Employee Resignation Date, or equivalent coverage obtained by the Company. For purposes of the previous sentence, "Benefit Continuation Period" means the period beginning on the Employee Resignation Date and ending on the earliest to occur of (i) the date you revoke the Release (as defined in Section 9 below), (ii) the Employee Resignation Date (if you fail to execute the Release), or (iii) February 2, 2001; provided, however, that your coverage under such plans and arrangements shall end on the date that you are eligible for comparable coverage under the plan of a subsequent employer. Following the end of the Benefit Continuation Period, you shall be eligible to elect any applicable "continuation coverage" under Section 4980B(f) of the Internal Revenue Code of 1986, as amended, as if the last day of the Benefit Continuation Period were the date of your "qualifying event" for such continuation coverage.

         (f) Following the Expiration of the Revocation Period, you shall be entitled to keep any of the Company computer and software products in your office or made available to you at your home for business use as listed in EXHIBIT B; provided, however, that you agree to delete from such products all confidential and propriety information of the Companies. During the Benefit Continuation Period, you shall continue to be eligible to purchase Company products for your personal use at the discounted price then offered to employees of the Company; provided, however, you shall be precluded from purchasing at a discounted price any more than ten (10) comparable items in any twelve- (12) month period. In addition, the Company will deliver one "Spartacus" unit to you within ninety (90) days of the date on which such product becomes available on the commercial market.

         (g) In consideration of your execution and delivery of the Release, the Company hereby agrees to extend the maturity date of the loan made to you pursuant to Section 3(c) of the Employment Agreement (the "Loan") until September 15, 1998, whereupon the then entire outstanding principal amount thereof, together with all accrued and unpaid interest, shall be payable in full; provided,


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however, that, if you fail to execute the Release or if you revoke the Release, then the Loan shall be immediately due and payable as of the Employee Resignation Date. The Loan shall be fully recourse to you and shall be secured by your residence in Lake Tahoe ("Stonewood"), which you have represented to the Company as having a current fair market value of approximately Six Million Dollars ($6,000,000) to Seven Million Dollars ($7,000,000). You hereby agree to execute such documents and to take such further actions as the Company may deem necessary or advisable to effect and to perfect such security interest. Notwithstanding the provisions of the promissory note representing the Loan, you expressly acknowledge and agree that, as of the Employee Termination Date, the Loan shall bear interest at the rate of seven percent (7%) per annum. You may prepay some or all of the principal amount of the Loan, and any portion of the accrued but unpaid interest on the Loan, at any time, without premium or penalty. The Company may reduce or set off against any amounts that the Company owes to you any amounts currently due and payable by you under the Loan.

         (h) Any stock options granted to you pursuant to the Employment Agreement, the Apple Computer, Inc. 1990 Stock Option Plan, or other plan or program which are vested by their terms as of the Employee Resignation Date shall remain exercisable for ninety (90) days following the Employee Resignation Date. Upon expiration of such ninety- (90) day period, such vested options shall expire and be of no further force or effect, to the extent not previously exercised. Any unvested portion of the options so granted will be forfeited as of the Employee Resignation Date. As of the Director and Officer Resignation Date, you shall not be eligible to participate in any option repricing or exchange program announced by the Company and you hereby irrevocably waive any right to participate in any such program.

         (i) The Company shall have no obligation to make any payments to you with respect to your airplane, whether pursuant to the airplane use arrangement referred to in Section 3(f) of the Employment Agreement or otherwise, for any period on and after the Director and Officer Resignation Date.

    5. NO OTHER SEVERANCE, PAYMENTS OR BENEFITS. Except as otherwise expressly provided herein, you hereby acknowledge and agree that you are not entitled to any other compensation or benefits from any of the Companies or any of their respective officers, directors, shareholders, employees, agents or affiliates in connection with your resignation of employment or otherwise and that, except as expressly set forth herein, you are not entitled to any severance or similar benefits under any plan, program, policy or arrangement, whether formal or informal, written or unwritten, of any of the Companies or any of their respective officers, directors, shareholders, employees, agents or affiliates.

    6.   PROTECTION OF THE COMPANY'S INTERESTS.

         (a) On the Employee Resignation Date, you shall return to the Company all property of the Companies then in your possession and all property made available to you in connection with your service to any of the Companies, other than property described in Section 4(f), including, without limitation, your Company credit cards, and all records, drawings, manuals, reports, papers and documents kept or made by you in connection with your employment as a director, officer or employee of any of the Companies, including any files, memoranda, correspondence, vendor and customer lists, financial data, keys and security access cards, and any other materials or documents described in Section 6(c) below.

         (b) You shall keep the terms of this Resignation Agreement and all communications with any of the Companies and its counsel regarding the same confidential.

         (c) You will not, at any time, directly or indirectly divulge or disclose to any person, firm, association or corporation, or use for your own benefit, gain or otherwise, any confidential or proprietary plans, products, customer lists, trade secrets, technical or business materials, or information of any of the Companies or in the possession of any of the Companies, including any or all information or instructions, technical or otherwise, issued or proclaimed for the sole use of the Companies, or any confidential information that was disclosed to you or in any way acquired by you during your employment with any of the Companies.


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         (d)  During the period beginning on the Director and Officer
Resignation Date and ending on the date which is twelve (12) months after the Employee Resignation Date, you shall not, whether for your own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), intentionally solicit, endeavor to entice away from any of the Companies, or otherwise interfere with the relationship of any of the Companies with any person with a base salary of at least Seventy-Five Thousand Dollars ($75,000) per year who is employed by or otherwise engaged to perform services for any of the Companies.

         (e)  If you breach in any material respect the provisions of this
Section 6, you shall immediately forfeit any and all rights to future payments or benefits under Sections 3 and 4 above.

    7. COOPERATION. You agree that you will make yourself available at reasonable times and intervals to participate in the conduct of and preparation for any pending or future litigation to which any of the Companies is a party and in which your experience or knowledge may be relevant. You shall be reimbursed for your reasonable travel and out-of-pocket expenses incurred by virtue of your cooperation as described in this Section 7. If such cooperation takes more than twenty (20) hours, the Company agrees to reimburse you, at the rate of Five Hundred Dollars ($500.00) per hour, for time spent in excess of twenty (20) hours. In no event shall this provision be deemed to pertain to or affect the nature or substance of employee testimony at deposition or trial or in any other truthful testimony at deposition or trial or in any other circumstances or your obligation to give such testimony.

    8. ACKNOWLEDGMENT. By signing this Resignation Agreement, you hereby acknowledge and confirm the following:

         (a) You were advised by the Company in connection with your resignation to consult with an attorney of your choice prior to signing this Resignation Agreement and the Release and to have such attorney explain to you the terms of this Resignation Agreement and the Release including, without limitation, the terms relating to your release of claims arising under the Age Discrimination in Employment Act of 1967.

         (b) You were given not less than twenty-one (21) days to consider the terms of this Resignation Agreement and the Release and to consult with an attorney of your choosing with respect thereto and that, for a period of seven
(7) days following your execution of the Release, you have the right to revoke the Release in accordance with the terms set forth below.

    9. RELEASE. You agree to execute and deliver to the Company a release in the form of EXHIBIT C attached hereto (the "Release") on the Employee Resignation Date. If you do not deliver the Release to the Company on the Employee Resignation Date, or if you subsequently revoke the Release in the manner contemplated by Section 10 below, the Company will have no obligation to pay or provide you with any of the payments or benefits contemplated by Sections 3 and 4 above.

    10. REVOCATION. You shall have the right to revoke the Release during the seven- (7) day period (the "Revocation Period") commencing immediately following the date you sign and deliver the Release to the Company. The Revocation Period shall expire at 5:00 p.m. (Pacific time) on the seventh day immediately following the date that the Release is executed by you; provided, however, that if such seventh day is not a business day, then the Revocation Period shall extend to 5:00 p.m. (Pacific time) on the next succeeding business day. No such revocation by you shall be effective unless it is in writing and signed by you, and received by the Company prior to the Expiration of the Revocation Period. For purposes of this Agreement, the phrase "Expiration of the Revocation Period" shall mean the expiration of the Revocation Period without your having revoked the Release in accordance with this Section 10.

    11. ACCEPTANCE. You may indicate your acceptance of this Agreement by signing and dating both counterparts of this Agreement and delivering one such copy to the Company by no later than 5:00 p.m. (Pacific time) on September 26, 1997. This offer shall expire without further action by the Company if a signed and dated counterpart of this Agreement is not returned to the Company by the time and date set forth above.


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    12.  TAX CONSIDERATIONS.  Any payments made to you under this Resignation
Agreement shall be reduced by the full amount legally required to be withheld for federal, state or local tax purposes by the Company.

    13. MODIFICATION OF EMPLOYEE BENEFIT PLANS. Nothing in this Resignation Agreement shall prohibit the Company from modifying, terminating or otherwise amending any or all of the Company's pension and welfare plans, if such termination, modification or amendment similarly affects other executives of the Company as well as you.

    14. MODIFICATION. This Resignation Agreement may not be amended or modified except by a writing executed by you and the Company that specifically refers to this Resignation Agreement and expressly states that it is intended to amend one or more of the terms of this Resignation Agreement or to supersede this Resignation Agreement.

    15. VALIDITY. The invalidity or unenforceability of any provision of this Resignation Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

    16.  REMEDIES IN THE EVENT OF FUTURE DISPUTE.

         (a) Except as provided in Section 16(b) below, in the event of any future dispute, controversy or claim between the parties arising from or relating to this Resignation Agreement, its breach, or any matter addressed by this Resignation Agreement, the parties will first attempt to resolve the dispute through confidential mediation to be conducted in San Francisco by a member of the firm of Gregorio, Haldeman & Piazza, Mediated Negotiations, 625 Market Street, Suite 400, San Francisco, California 94105.

         (b) In the event that a dispute arises concerning compliance with this Resignation Agreement, the parties agree to resolve any such dispute by confidential binding arbitration by the American Arbitration Association in San Francisco, pursuant to its California Employment Dispute Resolution Rules, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction of the matter. The prevailing party in such arbitration shall be entitled to recover costs and attorneys' fees incurred in arbitrating the dispute and in preparing for such arbitration.

    17. INDEMNIFICATION. All rights of indemnification previously provided by the Company to you by the Company's bylaws and/or the Indemnification Agreement dated November 10, 1994, as well as such rights to indemnification that you have by law, shall continue in full force and effect in accordance with their terms, following the date of this Agreement.

    18. GOVERNING LAW. This Resignation Agreement shall be governed by, and construed in accordance with, the laws of California applicable to contracts to be performed exclusively therein


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    Your signature on the line below constitutes your agreement with each provision contained herein.


                             Apple Computer, Inc.



                                  By:   /s/ John B. Douglas III
                                     ---------------------------------------
                                            John B.  Douglas III
                                  Senior Vice President, General Counsel
                                  and Secretary


I UNDERSTAND AND AGREE WITH THE ABOVE:


/s/ Gilbert F. Amelio
------------------------------
Gilbert F. Amelio

Dated:  September 23, 1997
      --------------------